Exhibit 99.1

Contacts:

John Kyees
Chief Financial Officer
bebe stores, inc.
(415) 715-3900

bebe stores, inc. Announces June 2003 Sales and Updates Fourth Quarter Guidance

BRISBANE, CALIF. – July 10, 2003 – bebe stores, inc. (Nasdaq: BEBE) today reported retail sales of $25.4 million for the month ended June 30, 2003, an increase of 8.5% compared to sales of $23.4 million for the month ended June 30, 2002.

Same store sales for June increased 3.3% over the comparable period of fiscal 2002.  Prior year same store sales decreased 3.9% for June 2002.

Retail sales for the fiscal year ended June 30, 2003 were $320.0 million compared to $313.4 million for the prior fiscal year, an increase of 2.1%.  Comparable store sales for the fiscal year ended June 30, 2003 decreased 6.8% to the comparable period of fiscal 2002.

Same store sales for the quarter increased by 2.9% compared to a decrease of 7.9% in the prior year.  The Company anticipates earnings per share for the fourth quarter to be in the range of $0.11 to $0.13 per share, from previously issued guidance in the range of $0.06 to $0.09 per share.

bebe stores, inc. provides additional information on a recorded message.  Interested parties are invited to listen to the message by calling 415-657-1010.

bebe stores, inc. will host a conference call on Wednesday, July 30, 2003 at 9:30 A.M. Pacific Time to discuss fourth quarter results and guidance for future periods.  Interested parties are invited to listen to the conference by calling (888) 287-3903 and using the passcode “bebe”.  A replay of the call will be available for approximately one week by calling (888) 852-5733 and using the passcode “2323”.

bebe designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe and bebe sport brand names. bebe currently operates 181 stores in the United States and Canada, and an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

###